Exhibit 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Socket Mobile, Inc.

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 and related Prospectus for the registration of 234,332 shares of its Common Stock of our report dated March 23, 2021 with respect to the financial statements of Socket Mobile, Inc. included in its Form 10-K for the years ended December 31, 2020 and 2019, filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

March 23, 2021